As filed with the Securities and Exchange Commission on December 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, Pennsylvania	19034
(Address of Principal Executive Offices)	(Zip Code)

New Employee Inducement Stock Option Grant Program

(Full Title of the Plan)

David J. Anderson

General Counsel

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Fort Washington, Pennsylvania 19034

(Name and Address of Agent for Service)

(215) 784-6000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value	149,800 Shares	$8.43	$1,262,814	$38.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the $8.43 per share exercise price of the options granted pursuant to the New Employee Inducement Stock Option Grant Program.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate 149,800 shares of common stock, no par value, of Kulicke and Soffa Industries, Inc. (the “Registrant”) to be issued upon exercise or vesting of stock options granted to new employees of the Registrant pursuant to a New Employee Inducement Stock Option Grant Program in accordance with Rule 4350(i)(1)(A)(iv) of the Nasdaq Rules.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant Plan are incorporated by reference in this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended September 29, 2007;

2.	The Registrant’s Current Reports on Form 8-K filed on October 9, 2007 and December 5, 2007;

3.	The description of Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A12G/A filed on July 17, 2000, including any and all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s by-laws require it to indemnify any person who is or was a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one bought by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving while a director or officer at it’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding, except to the extent such indemnification is prohibited by applicable law. The Registrant’s by-laws provide that such persons are automatically entitled to advances from the Registrant for the payment of certain expenses incurred by such persons upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by the Registrant. Notwithstanding anything to the contrary, the Registrant is not obligated to indemnify any person or advance expenses with respect to any action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses. The Registrant may indemnify employees and agents of the Registrant, and advance expenses to them, on the same basis as provided in the by-laws for directors and officers, as the board of directors of the Registrant may from time to time determine or authorize.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	Kulicke and Soffa Industries, Inc. Form of Amended and Restated Articles of Incorporation, filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 11, 2007, is incorporated herein by reference.

3.2	Kulicke and Soffa Industries, Inc. By-Laws, as amended and restated on December 5, 2007, filed as Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 11, 2007, is incorporated herein by reference.

4.1	Form of New Employee Inducement Stock Option Grant Letter.

4.2	2007 Alphasem Employee Stock Option Plan.

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Pennsylvania on this 13th day of December, 2007.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. Scott Kulicke
C. Scott Kulicke Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ C. Scott Kulicke C. Scott Kulicke	Chairman of the Board and Chief Executive Officer	December 13, 2007

/s/ Maurice E. Carson Maurice E. Carson	Senior Vice President and Chief Financial Officer (principal financial officer and principal)	December 13, 2007

/s/ Brian R. Bachman Brian R. Bachman	Director	December 13, 2007

/s/ John A. O’Steen John A. O’Steen	Director	December 13, 2007

/s/ Garrett E. Pierce Garrett E. Pierce	Director	December 13, 2007

/s/ MacDonell Roehm, Jr. MacDonell Roehm, Jr.	Director	December 13, 2007

/s/ Barry Waite Barry Waite	Director	December 13, 2007

/s/ C. William Zadel C. William Zadel	Director	December 13, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Kulicke and Soffa Industries, Inc. Form of Amended and Restated Articles of Incorporation, filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 11, 2007, is incorporated herein by reference.

3.2	Kulicke and Soffa Industries, Inc. By-Laws, as amended and restated on December 5, 2007, filed as Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 11, 2007, is incorporated herein by reference.

4.1	Form of New Employee Inducement Stock Option Grant Letter.

4.2	2007 Alphasem Employee Stock Option Plan.

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.